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                                                                    Exhibit 10.2

                              AMENDED AND RESTATED
                            OHIO CASUALTY CORPORATION
                      DIRECTORS' DEFERRED COMPENSATION PLAN

                                  1.00 PURPOSE

Effective January 1, 1986, Ohio Casualty Corporation adopted the Ohio Casualty Corporation Deferred Compensation Plan to enable its Directors to defer a portion of the fees otherwise payable to them on account of their membership on the Corporation's Board of Directors. This document affirms, amends and restates the Plan effective April 18, 2001 and changes the name of the Plan to "Ohio Casualty Corporation Directors' Deferred Compensation Plan."

                                2.00 DEFINITIONS

Whenever used in this Plan, the following words and phrases will have the meanings given below. Also, the singular form of any term will include the plural, the plural form will include the singular, the masculine pronoun will include the feminine and the feminine pronoun will include the masculine. Other words and phrases also may be defined in the Plan text.

2.01 ACCOUNT: The aggregate of the Cash Investment Accounts and the Performance Share Accounts described in Section 4.01.

2.02 BENEFICIARY: The person or persons designated by a Participant under
Section 3.02 to receive any death benefits payable under Section 5.04.

2.03 BOARD: The Corporation's board of directors.

2.04 BOARD FEES: That portion of the fee (including the annual Retainer Fee and all Meeting and Committee Fees)[1] paid to each Director in connection with his or her service as a Director and [2] which is not paid in the form of Common Shares.

2.05 CASH INVESTMENT ACCOUNT: The investment fund established for each Participant under Section 4.01[1].

2.06 CHANGE IN CONTROL: The date on which the earliest of the following events occurs:

      [1] Any entity or person [including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of becomes the beneficial owner of, or obtains voting control over 20 percent or more of the outstanding Common Shares;

      [2] The Corporation's shareholders approve a definitive agreement [a] to merge or consolidate the Corporation with or into another business entity (other than into another Group Member) in which the Corporation is not the continuing or surviving entity or through which the Common Shares would be converted into cash, securities or other property of another business entity, other than a merger of the Corporation in which holders of its Common Shares immediately before the merger have the same proportionate ownership of the survivor immediately after the merger as immediately before the merger or [B] to sell or otherwise dispose of substantially all the assets of the Corporation or all Group Members to an entity that is not a Group Member; and

      [3] Within a 12-month period, there is a change in the majority of the members of the Board;

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      provided, however, that any new director whose nomination for election by the Corporation's shareholders was approved, or who was appointed or elected to the Board, by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 12-month period will be disregarded in determining if there has been a change in the majority of the Corporation's Board.

2.07 CODE: The Internal Revenue Code of 1986, as amended.

2.08 COMMITTEE: The Plan Committee described in Article 6.00.

2.09 COMMON SHARES: The Corporation's common shares, without par value.

2.10 CORPORATION: Ohio Casualty Corporation and any successor to it.

2.11 DIRECTOR: Each member of the Board.

2.12 EFFECTIVE DATE: January 1, 1986, with respect to the Plan and April 18, 2001, with respect to this amendment and restatement.

2.13 ENROLLMENT FORM: The notice described in Section 3.01 that each Director must complete to participate in the Plan. Although a copy of this form is attached to the Plan, it is not a part of the Plan and may be modified by the Committee without separate action by the Board.

2.14 INTEREST RATE: For the 2001 Plan Year, the prime rate of The Chase Manhattan Bank, N.A., New York City. For subsequent Plan Years, the Interest Rate will be the yield reported in the Corporation's Form 10-K for the taxable fixed income portfolio as of the last day of the prior calendar year. Once established, the Interest Rate will be applied to each Cash Investment Account for the entire following Plan Year as described in Section 4.02[1].

2.15 PARTICIPANT: Any [1] Director who is participating in the Plan as provided in Section 3.01, [2] Director who has suspended his or her participation in the Plan who has not received a distribution of his or her complete Account balance or [3] former Director for whom an Account is being maintained.

2.16 PERFORMANCE SHARE ACCOUNT: The investment fund established for each Participant under Section 4.01[2].

12.17 PLAN: The Ohio Casualty Corporation Directors' Deferred Compensation Plan, as described in this document and any amendments to it.

2.18 PLAN YEAR: The calendar year.

2.19 SPOUSE: An individual who is legally married to the Participant.

                               3.00 PARTICIPATION

3.01 ELIGIBILITY AND ELECTION TO PARTICIPATE

Each Director is eligible to be a Participant upon satisfaction of the conditions described in this section.

      [1] Before he or she may participate in the Plan, each Director must complete an Enrollment Form specifying:

            [a] The date on which the Director elects to participate in the Plan (which may not be earlier

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            than the date he or she becomes a Director);

            [b] The portion of his or her Board Fees to be deferred to the Plan (this amount must be separately elected for each Director's Retainer Fee, Meeting Fees and Committee Fees);

            [c] The date his or her Account will be distributed (Section 5.01);

            [d] How his or her Account will be distributed (Sections 5.02 and 5.03); and

            [e] How the value of his or her Account will be measured (subject to the restrictions imposed under Article 4.00).

      [2] The Enrollment Form:

            [a] Must be filed with the Committee no later than December 31 of the calendar year preceding the calendar year during which the Director intends to participate in the Plan or, in the case of a newly elected Director, within 30 days after becoming a Director if he or she intends to become a Participant as of the date he or she becomes a Director.

            [b] Will remain in effect until it is revoked or amended. However, any change:

                  [i] To the date Plan benefits will be paid or the form in which they will be paid must be filed no later than 12 months before the date benefits otherwise would begin (any revocation or amendment made fewer than 12 months before the distribution date will be disregarded);

                  [ii] In how the value of a Participant's Account is to be measured will apply only after the date the revised Enrollment Form is delivered to the Committee; and

                  [iii] To the portion of a Director's Board Fees to be deferred under the Plan (including a complete suspension of deferrals) will not be effective until the first day of the Plan Year that begins after the revised Enrollment Form is received by the Committee.

3.02 DESIGNATION OF BENEFICIARY

      [1] Each Participant may designate one or more Beneficiaries on a separate Beneficiary Designation Form. Although a copy of this form is attached to the Plan, it is not part of the Plan and may be modified by the Committee without separate action by the Board. Unless a Participant who designates more than one Beneficiary also specifies the sequence or the portion of the death benefit to be paid to each Beneficiary, the death benefit will be paid in equal shares to all named Beneficiaries.

      [2] A Participant may change his or her Beneficiary at any time by identifying the new Beneficiary on a newly completed Beneficiary Designation Form and delivering that completed form to the Committee. That change will be effective on the date the completed form is received by the Committee or, if later, on the date specified by the Participant. However, no change of Beneficiary will be effective until the revised Beneficiary Designation Form is received by the Committee. The identity of a Participant's Beneficiary will be based only on the designation made in a Beneficiary Designation Form delivered to the Committee and will not be inferred from any other evidence.

      [3] If a Participant has not made an effective Beneficiary designation or if all of his or her Beneficiaries die before the Participant, the death benefits described in Section 5.04 will be

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      paid to the Participant's surviving Spouse. If there is no surviving
      Spouse, these death benefits will be paid

            [a] to the Participant's issue, then living, per stirpes; or, if there are none, [b] to the Participant's executors or administrators. Any minor's share of a Plan death benefit will be paid to the adult who has been appointed to act as the minor's legal guardian and who has assumed custody and support of that minor.

      [4] The Participant and the Beneficiary (and not the Committee) are responsible for ensuring that the Committee has the Beneficiary's current address.

                           4.00 PARTICIPANTS' ACCOUNTS

4.01 PARTICIPANT'S ACCOUNTS

The Committee will maintain an Account for each Participant. That Account will be comprised of:

      [1] A Cash Investment Account that will record:

            [a] The portion of each Participant's Board Fees deferred into this account, adjusted by net income, gains and losses attributable to these deferrals as provided in Section 4.02[1]; minus

            [b] Any distributions made from this account.

      [2] A Performance Share Account that will record:

            [a] The portion of each Participant's Board Fees deferred into this account, adjusted by the net income, gains or losses attributable to those amounts (Section 4.02[2]); minus

            [b] Any distributions made from this account.

4.02. CALCULATING NET GAINS OR LOSSES; CREDITING OF ACCOUNTS

As of the last day of each month, the fair market value of each Participant's Account will be calculated in the following manner:

      [1] The portion of each Participant's Board Fees deferred to the Cash Investment Account will be credited with interest at the Interest Rate for the Plan Year just ended.

      [2] The portion of each Participant's Board Fees deferred to the Performance Share Account will:

            [a] Be converted (to the nearest one-thousandth of a share) to performance shares. This will be done by dividing the portion of the Board Fees deferred to this account by the closing market value of a Common Share on the last trading day of the month in which the deferral occurred.

            [b] Each performance share will be deemed equivalent to a Common Share, subject to the following rules:

                  [i] Performance shares will not carry any voting rights; and

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                  [ii] Subject to Section 5.05, if there is any change in the
                  Common Shares resulting from a stock split, combination or exchange of shares, merger, consolidation or other reorganization or capital adjustment (other than a dividend in shares), the Committee will make a comparable adjustment to the number of performance shares allocated to each Participant's Performance Share Account to ensure that each performance share is affected by any of these events in the same manner as each affects a Common Share.

      [3] Additional performance shares will be credited to a Participant's Performance Share Account to reflect the value of any cash dividends declared on Common Shares. The number of performance shares allocated under this section will be calculated (to the nearest one-thousandth of a share) by:

            [a] Multiplying [i] the number of whole and fractional performance shares credited to the Participant's Performance Share Account as of the date the cash dividend is declared by [ii] the cash dividend declared on a Common Share on the same date; and

            [b] Dividing the amount produced under Section 4.02[3][a] by the closing market value of a Common Share on the last trading day before the cash dividend is declared.

                               5.00 DISTRIBUTIONS

5.01 TIME OF DISTRIBUTION. Plan benefits will be distributed as provided in
Section 5.02 or 5.03 beginning on the later of [1] the first day of the month after a Participant ceases, for any reason, to be a Director or [2] subject to
Section 3.01[2], the date specified in the affected Director's Enrollment Form.

5.02 NORMAL FORM OF PAYMENT. Unless the election described in Section 5.03 has been made, Plan benefits will be paid in ten equal annual installments with the first installment paid on the date specified in Section 5.01 and subsequent payments made on the anniversaries of the initial distribution date until the full Account balance has been distributed. All distributions will be taken proportionately from each Participant's Cash Investment Account and Performance Share Account, based on the relative value of each account as of the date the distribution is to be made. The amount of each annual payment will be calculated in the following manner:

      [1] As of each distribution date, the Committee will ascertain the value of each Participant's Cash Investment Account and Performance Share Account. The value of the latter account will be determined by multiplying the number of Performance Shares allocated to the Participant's Performance Share Account by the closing value of a Common Share on the last trading day before the distribution date.

      [2] The value, determined under Section 5.02[1], will be divided by the number of annual payments yet to be made.

      [3] The amount calculated under Section 5.02[2] will be paid to the Participant and the remaining value of each account will be held until the next distribution date.

      [4] During this distribution period, [a] interest, at the Interest Rate will be credited on the remaining value of each Participant's Cash Investment Account and [b] the value of each Participant's undistributed performance shares will continue to be adjusted as provided in Section 4.02[2]. However, no interest will be credited with respect to any amounts that are to be distributed to a Participant for the period after the amount of the distribution is calculated and the distribution is

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      made.

5.03 ALTERNATE DISTRIBUTION FORM

Subject to Section 3.01[2], each Participant may elect to receive his or her Plan benefit in the form of:

      [1] A single lump sum, payable as soon as administratively feasible after the date determined under Section 5.01; or

      [2] In the number of annual installments specified by the Director in his or her Enrollment Form with the first installment paid due on the date specified in Section 5.01 and subsequent payments made on anniversaries of the initial distribution date until the full Account balance has been distributed. The amount of each distribution will be calculated under the procedures described in Section 5.02 but based on the number of installments the Director elected. Also, [a] all distributions will be taken proportionately from each Participant's Cash Investment Account and Performance Share Account, based on the relative value of each account as of the date the distribution is to be made and [b] only one distribution form may be selected with respect to a Participant's entire Account.

5.04 DISTRIBUTION AFTER DEATH

If a Participant dies before his or her Plan benefit has been fully distributed, the unpaid balance of his or her Account will be paid in a single lump sum to his or her Beneficiary. This payment will be made as soon as administratively possible after the Participant's death.

5.05 DISTRIBUTION AFTER CHANGE IN CONTROL

Regardless of any other provision of this Plan, immediately after a Change in Control, all Account balances will be converted to cash and distributed to Participants (or Beneficiaries if appropriate) in a lump sum.

5.06 TAXES

      [1] Regardless of any other provision of this Plan, any distribution will be reduced by the amount of any federal, state and local income, wage and employment taxes the Corporation is required to withhold under any applicable law or regulation.

      [2] If any taxing authority finally establishes that any Participant or Beneficiary is constructively in receipt of any Plan benefit that has not actually been distributed, the Committee will immediately distribute to the affected Participant or Beneficiary a lump sum amount equal to that which the taxing authority has deemed the Participant or Beneficiary to have constructively received.

                               6.00 ADMINISTRATION

6.01 APPOINTMENT OF COMMITTEE

The Board will appoint a committee of at least three Directors to administer the Plan. A Committee member may resign at any time by sending written notice to the Board specifying the effective date of his or her termination (which must always be prospective) and must resign if he or she is no longer a Director. Vacancies in the Committee will be filled by the Board as the need arises. Also, in its sole discretion, the Board may remove any Committee member at any time by giving written notice of removal to the affected Committee member and specifying the effective date of that action (which must always be prospective).

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6.02 POWERS AND DUTIES

The Committee is fully empowered to exercise complete discretion to administer the Plan and to construe and apply all of its provisions. These powers and duties include:

      [1] Deciding which Directors may participate in the Plan and the value of their Account;

      [2] Resolving disputes that may arise with regard to the rights of Directors and their legal representatives or Beneficiaries under the terms of the Plan. Subject to Section 6.08, the Committee's decisions in these matters will be final in each case;

      [3] Obtaining from the Corporation, each Participant and Beneficiary information that the Committee needs to determine any Participant's or Beneficiary's rights and benefits under the Plan. The Committee may rely conclusively upon any information furnished by the Corporation, a Participant or Beneficiary;

      [4] Compiling and maintaining all records it needs to administer the Plan;

      [5] Upon request, furnishing the Corporation with reasonable and appropriate reports of its administration of the Plan;

      [6] Authorizing the distribution of all benefits that are payable under the Plan;

      [7] Engaging legal, administrative, actuarial, investment, accounting, consulting and other professional services that the Committee believes are necessary and appropriate;

      [8] Adopting rules and regulations for the administration of the Plan that are not inconsistent with the terms of the Plan; and

      [9] Doing and performing any other acts provided for in the Plan.

Also, the Committee may delegate any of the powers and duties described in subsections 6.02[3] through [5] to any other person or organization, as it deems appropriate.

6.03 ACTIONS BY THE COMMITTEE

The Committee may act at a meeting, or in writing without a meeting, by the vote or assent of a majority of its members. The Committee will appoint one of its members to act as secretary to record all Committee action. The Committee also may authorize one or more of its members to execute papers and perform other ministerial duties on behalf of the Committee.

6.04 INTERESTED COMMITTEE MEMBERS

No member of the Committee may participate in any Committee action that uniquely affects that member's individual interest in the Plan; these matters will be determined by a majority of the remainder of the Committee.

6.05 INDEMNIFICATION

      [1] The Corporation will indemnify and hold harmless any Committee member who performs

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      services to or on behalf of the Plan ("Indemnified Party") against all liabilities and all reasonable expenses (including attorney fees and amounts paid in settlement other than to the Corporation) incurred or paid in connection with any threatened or pending action, suit or proceeding brought by any party in connection with the Plan. However, this indemnification will not extend to any Indemnified Party whose conduct in connection with the Plan is found to have been grossly negligent or wrongful. This determination will be based on any final judgment rendered in connection with the action, suit or proceeding complaining of the conduct or its effect or, if no final judgment is rendered, by a majority of the Board or by independent counsel to whom the Board has referred the matter.

      [2] The indemnity obligations under this section may be satisfied, in the Corporation's discretion, through the purchase of a policy or policies of insurance providing equivalent protection.

6.06 CONCLUSIVENESS OF ACTION

Subject to Section 6.08, any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Participants and upon all persons claiming any rights under the Plan, including Beneficiaries.

6.07 PAYMENT OF EXPENSES

      [1] Committee members will not be separately compensated for their services as Committee members. However, the Corporation will reimburse Committee members for all appropriate expenses they incur while carrying out their Plan duties.

      [2] The compensation or fees of accountants, counsel and other specialists and any other costs of administering the Plan will be paid by the Corporation.

6.08 CLAIMS PROCEDURE

      [1] FILING CLAIMS

      Any Participant or Beneficiary who believes that he or she is entitled to an unpaid Plan benefit may file a claim with the Committee.

      [2] NOTIFICATION TO CLAIMANT

      If a claim is wholly or partially denied, the Committee will send a written notice of denial to the claimant. This notice must be written in a manner calculated to be understood by the claimant and must include:

            [a] The specific reason or reasons for which the claim was denied;

            [b] Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;

            [c] A description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary; and

            [d] A description of the steps the claimant may take to appeal an adverse determination.

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      The Committee will render its decision within 90 days of receiving a benefit claim. However, if special circumstances (such as the need for additional information) require additional time, this decision will be rendered as soon as possible, but not later than 180 days after receipt of the claim and only if the Committee notifies the claimant, in writing, that it needs more time to review a claim and why that additional time is needed. If the Committee does not issue its decision within this period, the claim will be deemed to have been denied.

      [3] REVIEW PROCEDURE

      If a claim has been wholly or partially denied, the affected claimant, or his or her authorized representative may:

            [a] Request that the Committee reconsider its initial denial by filing a written appeal no more than 60 days after [i] receiving written notice that all or part of the initial claim was denied or [ii] the claim is deemed to have been denied;

            [b] Review pertinent documents and other material upon which the Committee relied when denying the initial claim; and

            [c] Submit a written description of the reasons for which the claimant disagrees with the Committee's initial adverse decision.

      An appeal of an initial denial of benefits and all supporting material must be made in writing and directed to the Committee. The Committee is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.

      The Committee's decision on review will be sent to the claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal.

      The Committee will render its decision within 60 days of receiving a benefit appeal. However, if special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) require additional time, this decision will be rendered as soon as possible, but not later than 120 days after receipt of the claimant's written appeal and only if the Committee notifies the claimant, in writing, that it needs more time to review an appeal and why that additional time is needed. If the Committee does not issue its decision within this period, the claim will be deemed to have been denied.

                               7.00 PLAN AMENDMENT

The Corporation, by action of its entire Board, may modify, alter or amend the Plan at any time. However, no amendment may affect any Participant's or Beneficiary's right to receive the value of benefits accrued under the Plan before the effective date of that amendment unless the Participant agrees to that reduction either in a separate written agreement or by voting, as a Director, to the reduction in benefits.

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                            8.00 TERMINATION OF PLAN

8.01 RIGHT TO TERMINATE

The Corporation, by action of its entire Board, may terminate the Plan in whole or in part at any time. Also, the Board may, at the time the Plan is terminated or at any later date, elect to [1] distribute an affected Participant's Accounts at the time the Plan terminates or is partially terminated, even if this date is earlier than the date benefits otherwise would be distributed under Article 5.00 or [2] hold those benefits until they are otherwise payable under the terms of the Plan.

8.02 MERGER AND CONSOLIDATION

If the Plan is merged into or consolidated with any other plan, each affected Participant will be entitled to a benefit immediately after the merger, consolidation or transfer (determined as if the surviving plan had then terminated) at least equal to the benefit he or she had accrued immediately before the merger or consolidation (determined as if the Plan terminated immediately before that merger or consolidation).

8.03 SUCCESSOR EMPLOYER

Subject to Section 5.05, if the Corporation dissolves into, reorganizes, merges into or consolidates with another business entity, provision may be made by which the successor will continue the Plan, in which case the successor will be substituted for the Corporation under the terms and provisions of this Plan. The substitution of the successor for the Corporation will constitute an assumption by the successor of all Plan liabilities and the successor will have all of the powers, duties and responsibilities of the Corporation under the Plan.

                                  9.00 FUNDING

This Plan constitutes an unfunded, unsecured promise by the Corporation to pay only those benefits that are accrued by Participants under the terms of the Plan. The Corporation will not segregate any assets into a fund established exclusively to pay Plan benefits unless the Corporation, in its sole discretion, establishes a trust for this purpose. The Corporation is not liable for the payment of Plan benefits that are actually paid from a trust established for that purpose. However, the Corporation is obliged to pay any benefits not paid from any trust. Also, Participants, Beneficiaries and other persons claiming a Plan benefit through them have only the rights of general unsecured creditors and do not have any interest in or right to any specific asset of the Corporation. Nothing in this Plan constitutes a guaranty by the Corporation or any other entity or person that the assets of the Corporation or any other entity will be sufficient to pay Plan benefits.

                               10.00 MISCELLANEOUS

10.01 VOLUNTARY PLAN

The Plan is purely voluntary on the part of the Corporation; neither the establishment of the Plan nor any amendment to it nor the creation of any fund or account nor the payment of any benefits may be construed as giving any person [1] a legal or equitable right against the Corporation or the Committee other than those specifically granted under the Plan or conferred by affirmative action of the Committee or the Corporation in a manner that is consistent with the terms and provisions of this Plan or [2] the right to be retained as a Director.

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10.02 NONALIENATION OF BENEFITS

The right of a Participant, Beneficiary or any other person to receive Plan benefits may not be assigned, transferred, pledged or encumbered except as provided in the Participant's Beneficiary designation, by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber a Plan benefit will be null and void and of no legal effect.

10.03 INABILITY TO RECEIVE BENEFITS

Any Plan benefit payable to a Participant or Beneficiary who is declared incompetent will be paid to the guardian, conservator or other person legally charged with the care of his or her person or estate. Also, if the Committee, in its sole discretion, concludes that a Participant or Beneficiary is unable to manage his or her financial affairs, the Committee may, but is not required to, direct the Corporation to distribute Plan benefits to any one or more of his or her Spouse, lineal ascendants or descendants or other close living relatives of the Participant or Beneficiary who demonstrates to the satisfaction of the Committee the propriety of those distributions. Any payment made under this section will completely discharge the Plan's liability with respect to that payment. The Committee is not required to see to the application of any distribution made to any person.

10.04 LOST PARTICIPANTS OR BENEFICIARIES

Each Participant is obliged to keep the Committee apprised of his or her current mailing address and that of his or her Beneficiary. The Committee's obligation to search for any Participant or Beneficiary is limited to sending a registered or certified letter to the Participant's or Beneficiary's last known address. Any amounts credited to the Accounts of any Participant or Beneficiary who does not file a claim for benefits with the Committee will be forfeited no later than 12 months after benefits are otherwise payable. However, this forfeited benefit will be restored and paid if the Committee subsequently approves a claim for benefits under the procedures described in Section 6.08.

10.05 LIMITATION OF RIGHTS

Nothing in the Plan, expressed or implied, is intended or may be construed as conferring upon or giving to any person, firm or association (other than the Corporation, Participants, their Beneficiaries and their successors in interest) any right, remedy or claim under or by reason of this Plan.

10.06 INVALID PROVISION

If any provision of this Plan is held to be illegal or invalid for any reason, the Plan will be construed and enforced as if the offending provision had not been included in the Plan. However, that determination will not affect the legality or validity of the remaining parts of this Plan.

10.07    ONE PLAN

This Plan may be executed in any number of counterparts, each of which will be deemed to be an original.

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10.08 GOVERNING LAW

The Plan will be governed by and construed in accordance with the laws of the United States and, to the extent applicable, the laws of Ohio.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Plan to be effective as of April 18, 2001.

                                           OHIO CASUALTY CORPORATION

                                           BY: _______________________________

                                           PRINT NAME: _______________________

                                           TITLE: _____________________________

DATE: _________________

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